Exhibit 4.3

TRICON RESIDENTIAL INC.

FOURTH AMENDED AND RESTATED STOCK OPTION PLAN

1.	Interpretation

In this Plan, the following terms shall have the following meanings:

(a)	“Administrators” means the Compensation, Nominating and Corporate Governance Committee of the Board, or such other persons as may be designated by the Board from time to time;

(b)	“Affiliate” has the meaning ascribed thereto in Section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions;

(c)	“Associate” has the meaning ascribed thereto in the Securities Act (Ontario);

(d)	“Board” means the Board of Directors of the Corporation;

(e)

“cause” shall, in respect of a Participant, have the meaning attributed to such term (or the term “just cause”) in such Participant’s employment agreement with the Corporation or any of its Subsidiaries (if any) or, in the event such Participant’s employment agreement does not define either term or such Participant is not a party to a written employment agreement with the Corporation or any of its Subsidiaries, shall mean anything that constitutes just cause for termination of employment at common law;

(f)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time and any successor thereto;

(g)	“Common Shares” means previously unissued common shares in the capital of the Corporation;

(h)	“Corporate Group” means the Corporation and its Affiliates;

(i)	“Corporation” means Tricon Residential Inc. and its successors and assigns;

(j)	“DSU Plan” means the Third Amended and Restated Deferred Share Unit Plan of the Corporation, adopted on the date hereof, as amended or amended and restated from time to time;

(k)	“Eligible Participant” means any director, officer or employee of the Corporation or any of its Subsidiaries and any Service Provider as determined by the Administrators from time to time;

(l)	“Event of No Fault Termination” means the termination of employment of a Participant with the Corporation or a Subsidiary of the Corporation:

(i)	without cause;

(ii)	due to such Participant’s Incapacity to Work;

(iii)	upon the Participant’s resignation for Good Reason; or

(iv)	on the death of such Participant;

(m)	“Event of Termination” means:

(i)

the termination of employment with cause of a Participant with the Corporation or a Subsidiary of the Corporation (excluding, for greater certainty, termination of employment arising from the death of such Participant);

(ii)

the voluntary termination of employment of a Participant, retirement, resignation or leaving of employment with the Corporation or a Subsidiary of the Corporation (except a resignation for Good Reason, on death, and except for the purpose of entering into employment with the Corporation or a Subsidiary of the Corporation); or

(iii)	a Participant who is not an employee of the Corporation ceasing to be a director or officer of, or advisor or Service Provider to, the Corporation or any Subsidiary of the Corporation;

(n)

“Fair Market Value” means (i) in respect of Options granted prior to the date hereof, the closing price of the Shares on the TSX on the last trading day on which Shares traded prior to such date, and (ii) in respect of Options granted from and after the date hereof, the closing price of the Shares on the TSX (with respect to Participants resident in Canada) or the NYSE (with respect to Participants resident in the United States) on the last trading day on which Shares traded prior to such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Board on a reasonable basis using a method that complies with Section 409A of the Code and guidance issued thereunder;

(o)

“Good Reason” shall, in respect of a Participant, have the meaning attributed to such term in such Participant’s written employment agreement with the Corporation or any of its Subsidiaries (if any) or, in the event such Participant is not a party to a written employment agreement with the Corporation or any of its Subsidiaries, shall mean any reason that would be considered to amount to constructive dismissal at common law;

(p)

“Incapacity to Work” shall, in respect of a Participant, have the meaning attributed to such term in such Participant’s written employment agreement with the Corporation or any of its Subsidiaries (if any) or in the event such Participant is not a party to a written employment agreement with the Corporation or any of its Subsidiaries, shall mean any incapacity or inability by a Participant, including any physical or mental incapacity, disease or affliction of the Participant as determined by a legally qualified medical practitioner or by a court, which has prevented the Participant from performing the essential duties of his or her position as an officer or employee (taking into account reasonable accommodation by the Corporation) for a continuous period of six (6) months or for any cumulative period of 180 days in any eighteen (18)-consecutive month period;

(q)	“insider” means an insider for the purposes of Section 613 of the TSX Company Manual;

(r)	“Insider Participant” means a Participant who is an insider of the Corporation;

(s)	“NYSE” means the New York Stock Exchange;

(t)	“Option” means an option granted to a Participant under this Plan to purchase Shares;

(u)	“Optioned Shares” means the Shares issuable pursuant to an exercise of Options;

(v)	“Option Value” means the difference between the Fair Market Value on the date of exercise of the Shares subject to the Option and the exercise price for such Option;

(w)	“Participant” means such Eligible Participants from time to time who are granted or who hold Options to purchase Shares pursuant to the Plan;

(x)

“Person” includes an individual, partnership, unincorporated association, organization, syndicate, body corporate, joint venture, trust and a trustee, executor, administrator or other legal or personal representative, the Crown and any other entity recognized by law;

(y)	“Plan” means this Fourth Amended and Restated Stock Option Plan, as it may be amended from time to time;

(z)

“Section 409A of the Code” shall mean Section 409A of the Code, the U.S. Treasury Regulations promulgated thereunder as in effect from time to time, and related guidance as may be amended from time to time;

(aa)

“Security-Based Compensation Arrangement” means an option, option plan, employee share purchase plan, long-term incentive plan, phantom unit plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares from treasury to one or more directors, officers or employees of the Corporation or any Subsidiary, current or past full-time or part-time employees of the Corporation or any Subsidiary, insiders or Service Providers;

(bb)

“Service Provider” means any person or company engaged to provide ongoing management or consulting services for the Corporation or its Affiliates or for any entity controlled by the Corporation for a period greater than 12 months;

(cc)	“Shares” means the Common Shares, or such other class of voting and fully participating shares as may be agreed to by the Board or the Administrators;

(dd)	“Subsidiary” has the meaning ascribed thereto in the Securities Act (Ontario);

(ee)	“Transaction” has the meaning ascribed thereto in Section 10(b) of the Plan;

(ff)	“TSX” means the Toronto Stock Exchange;

(gg)	“Unvested Options” means Options that have not yet become exercisable by a Participant to purchase Shares;

(hh)	“Vested Options” means Options that have become exercisable by a Participant to purchase Shares; and

(ii)	“Voting Shares” means the common shares and such other class or classes of shares of the Corporation that have the right to vote at a meeting of shareholders of the Corporation.

2.	Purpose

The purpose of the Plan is to advance the interests of the Corporation and its shareholders by attracting, retaining and motivating directors, officers and employees of, and advisors to, the Corporation and its Subsidiaries, and providing such parties a performance incentive for continued and improved service with the Corporation and its Subsidiaries and by enhancing such persons’ contribution to increased profits by encouraging capital accumulation and share ownership.

3.	Shares Subject to the Plan

(a)	The shares subject to the Plan shall be the Shares.

(b)	Options may be granted in respect of authorized and unissued Shares, provided that:

(i)

the aggregate number of Shares issuable (or reserved for issuance) upon the exercise of all Options granted under the Plan, or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the DSU Plan), shall not exceed 11,238,104 Shares;

(ii)	the aggregate number of Options granted under the Plan and security-based awards granted under any other Security-Based Compensation

Arrangement of the Corporate Group (including, without limitation, the DSU Plan), shall not exceed 2,000,000 in any one-year period;

(iii)

the aggregate number of Shares issuable (or reserved for issuance) to Insider Participants under the Plan or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the DSU Plan), cannot at any time exceed 10% of the issued and outstanding Shares;

(iv)

the aggregate number of Shares issued to Insider Participants under the Plan or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the DSU Plan), within a one-year period, cannot exceed 10%of the issued and outstanding Shares;

(v)

the aggregate number of Shares issuable to the “independent” members (as defined in National Instrument 58-101 – Disclosure Corporate Governance Practices) of the Board as a group under the Plan or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the DSU Plan) cannot at any time exceed 1% of the issued and outstanding Shares; and

(vi)

no Options shall be granted to an individual “independent” member of the Board if such grant would result in such director, within a calendar year, receiving Options that have, together with all other equity awards granted in such year to such director under the other Security-Based Compensation Arrangements of the Corporate Group (including, without limitation, the DSU Plan), an aggregate value (determined as of the applicable dates of grant by the Administrators, acting reasonably, using appropriate, widely accepted valuation measures) in excess of C$150,000 (including no more than C$100,000 in Options); provided that such limits shall not apply to equity awards under the DSU Plan taken in lieu of any cash retainer or other director fees.

(c)

Optioned Shares that are not purchased as a result of Options having terminated or expired without being fully exercised shall not be counted for purposes of Section 3(b) and shall be available for subsequent Options. No fractional Shares may be purchased or issued under the Plan.

4.	Administration of the Plan

The Plan shall be administered by the Administrators, and the Corporation will be responsible for all costs relating to the administration of the Plan. Subject to the provisions hereof and the Administrators’ duty to act without unfair prejudice or oppressiveness to a Participant or holder of Options under the Plan, the Administrators shall have the power and authority to:

(a)	adopt policies, rules and regulations and prescribe forms and procedures for implementing the Plan;

(b)

determine the eligibility of Persons to participate in the Plan, which Eligible Participants shall be Participants, when Options to Eligible Participants shall be granted, the number of Shares subject to each Option and the vesting period for each Option;

(c)	interpret and construe the provisions of the Plan;

(d)	subject to regulatory requirements, make exceptions to the Plan in circumstances which they determine to be exceptional;

(e)	engage a third party administrator to perform some or all of the administrative duties of the Administrators under the Plan; and

(f)	take such other steps as they determine to be necessary or desirable to give effect to the Plan.

Each determination or action made or taken by the Administrators pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and binding on all parties, absent manifest error.

5.	Option Agreement

All Options granted hereunder shall be evidenced by an agreement between the Corporation and the Participant substantially in the form of the attached Schedule 1. The terms of each such agreement need not be identical.

6.	Grant of Options

Subject to the terms of the Plan, the Administrators may, from time to time, grant Options to Participants to purchase that number of Shares that the Administrators, in their absolute discretion, determine.

7.	Exercise Price

The exercise price of each Option shall be determined by the Administrators at the time such Option is granted; provided that such exercise price shall be no less than the Fair Market Value as at the time of the grant; and provided further that the exercise price of each Option granted from and after the date hereof to Participants resident in Canada shall be denominated in Canadian dollars and the exercise price of each Option granted from and after the date hereof to Participants resident in the United States shall be denominated in U.S. dollars.

8.	Term of Option

The term of each Option shall be determined by the Administrators at the time such Option is granted, provided that no Option shall be exercisable after ten (10) years from the date on which it is granted. Notwithstanding the foregoing, if the expiry date in respect of an Option occurs during, or within ten (10) days of the end of, a “blackout period” of the Corporation as defined in the Corporation’s charters and policies governing trading in the Corporation’s securities, the expiry date of such Option shall be extended until the end of the 10th day following the end of the applicable “blackout period”. For Participants who are U.S. taxpayers, this “blackout period” extension applies only if the extension satisfies Section 409A of the Code.

9.	Vesting

Subject to Sections 10, 11 and 15, the Shares subject to each Option shall become available for purchase by the Participant from the Corporation on the date or dates determined by the Administrators when the Option is granted.

10.	Change of Control

(a)

If an offer is made to purchase outstanding Voting Shares of the Corporation and it is accepted by a sufficient number of holders of such shares to constitute the offeror a shareholder of the Corporation being entitled to exercise more than 50% of the voting rights attached to the outstanding Voting Shares (provided that prior to the offer, the offeror was not entitled to exercise more than 50% of the voting rights attached to the outstanding Voting Shares) or if there is a consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to the consolidation, merger or amalgamation receive less than 50% of the voting rights attaching to the Voting Shares of the consolidated, merged or amalgamated corporation, including a sale whereby all or substantially all of the Corporation’s undertakings and assets become the property of any other corporation, then a Participant shall be entitled to exercise his or her Option with respect to all of the Shares subject to the Option and not yet purchased thereunder, notwithstanding any determination by the Administrators pursuant to Section 9 hereof with respect to the Option; provided that if the consideration offered to holders of Shares is not all cash, then this paragraph shall only apply with respect to a Participant’s Vested Options.

In addition, if an offer is made to purchase 50% or more of the outstanding Voting Shares of the Corporation, a Participant shall be entitled to exercise his or her Option with respect to all of the Shares subject to the Option and not yet purchased thereunder and tender such Shares into such offer, conditional upon the take-up of Shares under such offer; provided that if the consideration offered to holders of Shares is not all cash, then this paragraph shall only apply with respect to a Participant’s Vested Options.

If the Shares are not taken up under such offer, the Option shall remain outstanding on the same terms and conditions and any funds tendered on the conditional exercise of the Option shall be returned to the Participant forthwith.

(b)

If, during the term of the Option, the Corporation shall merge into or amalgamate (pursuant to a statutory amalgamation, statutory plan of arrangement or otherwise) with any other entity, or if the Corporation shall sell all or substantially all of its assets and undertaking, or if the Corporation shall be the subject of a take-over bid (as defined in the Securities Act (Ontario)) or participate in any similar transaction (any of the foregoing referred to as a “Transaction”) and as a result of such Transaction, the holders of Shares receive securities of another reporting issuer as an effective substitution for the Shares, the Corporation will make provision that, upon the exercise of any Option during its unexpired period after the effective date of such Transaction, the Participant shall receive such number of securities of the other, continuing, successor or purchasing reporting issuer in such Transaction as he or she would have received as a result of such Transaction if the Participant had purchased Shares immediately prior thereto for the same consideration paid on the exercise of the Option and had held such Shares on the effective date of such Transaction. Upon such provision being made, the obligation of the Corporation to the Participant in respect of the Shares then remaining subject to this Option shall terminate and be at an end.

11.	Acceleration on Transaction with Third Party

Notwithstanding anything else contained herein, the Administrators may, in connection with any transaction involving the Corporation or its shareholders (including, without limitation, an offering of securities), determine to accelerate the vesting of all Unvested Options to render the Shares subject to the Option to become immediately available for purchase by the Participant, and to determine that the Options shall terminate no less than ten (10) business days following such date of vesting.

12.	Option Confirmation

Upon the grant of each Option, a stock option confirmation, substantially in the form of Schedule 2, shall be delivered by the Administrators to the Participant in question.

13.	Exercise of Option

(a)

Subject to any provisions of this Plan that accelerate or affect vesting, an Option may be exercised at any time, or from time to time, during its term as to some or all of the number of whole Shares that are then available for purchase. A Participant electing to exercise an Option shall give written notice of the election to the Administrators, substantially in the form of Schedule 3 or in any other form acceptable to the Administrators, and the aggregate amount to be paid for the Shares to be acquired pursuant to the exercise of an Option shall accompany the written notice. At the election of the Participant, substantially in the form of Schedule 3 or in any other form acceptable to the Administrators, in lieu of exercising an option, a Participant may instead choose to surrender such Option in consideration for the Option Value of the Options being exercised in the form of (i) Shares, the number of which shall be calculated by dividing the Option Value by the Fair Market Value of a Common Share on the exercise date, or (ii) subject to the approval of the Corporation, cash.

(b)

Upon actual receipt by the Administrators of written notice and a wire transfer, certified cheque or bank draft for the aggregate exercise price, or a written notice to receive the Option Value of the Options being exercised, as applicable, the appropriate number of Optioned Shares shall be issued and registered in the name of the Participant exercising the Option and, in issuing such Optioned Shares, the Corporation shall be deemed to represent to the Participant exercising the Option as of the date of such exercise that the Corporation is validly existing under the Business Corporations Act (Ontario), has not been dissolved and no proceedings have been taken or authorized by the Corporation or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Corporation.

(c)

A Participant shall be solely responsible for all federal, provincial, state and local taxes resulting from his or her receipt of an Option, Optioned Share or other property or cash pursuant to the Plan, except to the extent that the Corporation has, directly or indirectly, withheld (i) cash for remittance to the statutory authorities and/or (ii) securities having a value equal to the cash to be remitted to the statutory authorities. The Corporation shall be able to deduct from any payments (whether in the form of securities or cash) and any other remuneration otherwise payable to a Participant any taxes that are required to be withheld and remitted under this Plan. In this regard, the Corporation shall be entitled to sell, on behalf of a Participant, any securities so withheld for purposes of satisfying its remittance obligations. Each Participant agrees to indemnify and save the Corporation harmless from any and all amounts payable or incurred by the Corporation or any of its Subsidiaries if it is subsequently determined that any greater amount should have been withheld in respect of taxes or any other statutory withholding.

(d)

The Corporation covenants and agrees that it will file the election under section 110(1.1) of the Income Tax Act (Canada) (the “Tax Act”) with respect to the payment of cash in connection with the surrender of Options pursuant to Section 13(a)(ii) of the Plan in circumstances under which a Participant would otherwise have been entitled to a deduction pursuant to paragraph 110(1)(d) of the Tax Act in respect of the exercise of such Options.

(e)

Notwithstanding the above, the Corporation may implement (or cause to have implemented) such systems and procedures (including systems and procedures operated by a third party administrator engaged by the Administrators to perform some or all of the administrative duties of the Administrators under the Plan) from time to time to facilitate the exercise of Options pursuant to this Plan and shall provide Participants with all necessary details regarding such systems and procedures to facilitate the exercise of Options from time to time in accordance with their terms.

(f)

If the Corporation has engaged a third party administrator to perform some or all of the administrative duties of the Administrators under the Plan, such as an Internet-based administration platform, which also includes the availability of a broker-assisted exercise process, the Participants shall follow the procedures established by the Corporation or such third party administrator with respect to the exercise of Options.

14.	Certain Adjustments

Appropriate adjustments, with regards to Options granted or to be granted, in the number of Shares that are available for purchase and/or in the purchase price for such Shares under the Plan and to the maximum number of Shares available for issuance under the Plan may be made by the Administrators, acting reasonably, to give effect to the number of common shares of the Corporation resulting from subdivisions, consolidations, conversions, exchanges or reclassifications of the common shares, the payment of stock dividends by the Corporation (other than cash dividends) or other changes in the capital stock of the Corporation that the Administrators may, in their discretion, consider relevant for purposes of ensuring that the rights of the Participants are not prejudiced thereby (including amalgamations, mergers, reorganizations, liquidations and similar material transactions).

15.	Effect of Termination on Participation in the Plan

(a)

Upon the occurrence of an Event of No Fault Termination, all of the relevant Participant’s Unvested Options will automatically become Vested Options on the date of termination or resignation as applicable.

(b)

Upon the occurrence of an Event of No Fault Termination or an Event of Termination (other than a termination for cause), the Vested Options granted to the relevant Participant may be exercised only before the earlier of the following:

(i)	the close of business on the expiry date of the Option; and

(ii)

90 days following the date of the Event of No Fault Termination (which date shall be calculated without reference to any notice or severance period to which the Participant may be entitled whether by contract or at law), or, one calendar year from the date of the Event of No Fault Termination if the Event of No Fault Termination is the death of the Participant.

(c)

Upon the termination of employment with cause of a Participant with the Corporation or a Subsidiary of the Corporation, all Vested Options granted to the relevant Participant that have not been exercised prior to the date of such termination shall terminate immediately.

(d)	Upon the occurrence of an Event of Termination, all Unvested Options granted to the relevant Participant shall terminate immediately.

16.	Transferability

Subject to the terms of this Section, Options may not be assigned. Options may be exercised by the Participant, and, upon the Participant’s death, the legal representative of his or her estate or any other person who acquires his or her rights in respect of an Option by bequest or inheritance. A Person exercising an Option may subscribe for Shares only in his or her own name or in his or her capacity as a legal representative.

17.	Amendments to the Stock Option Plan

The Board reserves the right, in its absolute discretion, to amend, suspend or terminate this Plan, or any portion thereof, at any time without obtaining the approval of shareholders of the Corporation, subject to those provisions of applicable law and regulatory requirements (including the rules, regulations and policies of the TSX), if any, that require the approval of shareholders. Such amendments may include, without limitation:

(a)

minor changes of a “house-keeping nature”, including, without limitation, any amendment for the purpose of curing any ambiguity, error or omission in the Plan, or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)

amending Options under the Plan, including with respect to the Option period (subject to Section 17(v) below), vesting period, exercise method and frequency, exercise price and method of determining the exercise price, assignability and the effect of termination of a Participant’s employment or cessation of the Participant’s directorship, as applicable; provided that such amendment does not adversely alter or impair any Option previously granted to a Participant without the consent of such Participant;

(c)	advancing the date on which any Option may be exercised;

(d)	adding or changing the terms and conditions of any financial assistance which may be provided by the Corporation to Participants to facilitate the purchase of Shares under the Plan;

(e)	amendments necessary to comply with the provisions of applicable law or the applicable rules of the TSX, including with respect to the treatment of Options granted under the Plan;

(f)	amendments respecting the administration of the Plan;

(g)	amendments necessary to suspend or terminate the Plan;

(h)	a change relating to the eligibility of any Participant or Eligible Participant in the Plan; and

(i)	any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the applicable rules of the TSX.

Notwithstanding the foregoing, the Corporation will be required to obtain the approval of the shareholders of the Corporation for any amendment related to:

(t)	amending the provisions relating to the transferability of an Option, other than for transfers by will or the law of succession or to corporations controlled by the individual or family trusts;

(u)	reducing the exercise price of Options, including a cancellation of an Option and re-grant of an Option in conjunction therewith, constituting a reduction of the exercise price of the Option;

(v)	extending the term of Options beyond the expiration date of such Options (subject to blackout periods as described in Section 8 of the Plan);

(w)	amending Section 3(b)(v) or 3(b)(vi) of the Plan;

(x)	amending any Insider Participant limits which result in shareholder approval to be required on a disinterested basis;

(y)	increasing the maximum number of Common Shares which may be issued under the Plan; and

(z)	amending this Section 17 or granting additional powers to the Board to amend the Plan or entitlements without shareholder approval.

Any amendment to any provision of the Plan will be subject to any required regulatory or governmental approvals.

18.	Termination of Plan

The Administrators may terminate this Plan at any time in their absolute discretion. If the Plan is so terminated, no further Options shall be granted, but the Options then outstanding shall continue in full force and effect in accordance with the provisions of this Plan.

19.	Compliance with Statutes and Regulations

(a)

The granting of Options and the sale and delivery of Shares under this Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities and applicable stock exchanges. If the Administrators determine in their discretion that, in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Option or the issue or purchase of Shares under an Option, that Option may not be exercised in whole or in part unless that action shall have been completed in a manner satisfactory to the Administrators.

(b)

The Corporation intends that the Plan and all Options issued hereunder be construed to avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A of the Code. Notwithstanding the Corporation’s intention, in the event any Option is subject to such additional taxes, interest or penalties pursuant to Section 409A of the Code, the Administrators may, in their sole discretion and without a Participant’s prior consent, amend the Plan (subject to Section 17, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Option from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Option, or (iii) comply with the requirements of Section 409A of the Code, including without limitation any such regulations, guidance, compliance programs, and other interpretative authority that may be issued after the date of the grant. In no event shall the Corporation or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

20.	Right to Employment

Nothing in the Plan or any Option shall confer upon any person any right to continue in the employ of the Corporation or any Subsidiary thereof, or affect in any way the right of the Corporation or any Subsidiary thereof to terminate his or her employment at any time.

21.	Successor Corporation

The Plan applies without any further formality or action to any corporation resulting from the amalgamation of the Corporation with one or more other corporations.

22.	Governing Law

The Plan, and any and all determinations made and actions taken in connection with the Plan, shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

23.	Incentive Compensation Clawback Policy

Notwithstanding anything else in this Plan, all grants of Options made pursuant to this Plan shall be subject to the Corporation’s Incentive Compensation Clawback Policy.

24.	Subject to Approval

To the extent a provision of the Plan requires regulatory approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in full force and effect.

ADOPTED as of this 7th day of December, 2021.

TRICON RESIDENTIAL INC.

Per:	/s/ David Veneziano
Authorized Signatory

SCHEDULE 1

AGREEMENT

This agreement is entered into this _________ day of _____________, 202_ between Tricon Residential Inc. (the “Corporation”) and (the “Participant”) pursuant to the Fourth Amended and Restated Stock Option Plan (the “Plan”) adopted by the Corporation on December 7, 2021, as amended from time to time.

Pursuant to the Plan and in consideration of C$1.00 paid and services provided to the Corporation by the Participant, the Corporation agrees to grant Options (“Options”) and issue Common Shares (the “Shares”) of the Corporation to the Participant in accordance with the terms of the Plan. The grant of the Option is confirmed by the Option Confirmation attached to this agreement.

The granting and exercise of the Option and the issue of Shares are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this agreement.

This agreement shall be binding upon and enure to the benefit of the Corporation, its successors and assigns and the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of the Options by bequest or inheritance.

By executing this agreement, the Participant confirms and acknowledges that he or she has not been induced to enter into this agreement or acquire any Option by expectation of employment or continued employment with the Corporation. In addition, to the extent the Corporation engages a third party administrator to perform some or all of the administrative duties of the Administrators under the Plan, such as an Internet-based administration platform, which also includes the availability of a broker-assisted exercise process, the Participant agrees to follow the procedures established by the Corporation or such third party administrator with respect to the exercise of his or her Options.

TRICON RESIDENTIAL INC.

Per:
Name:
Title:

IN WITNESS WHEREOF Witness	Participant

SCHEDULE 2

OPTION CONFIRMATION

TO:                                                                                   (the “Participant”)

Pursuant to the Fourth Amended and Restated Stock Option Plan (the “Plan”) adopted by Tricon Residential Inc. (the “Corporation”) on December 7, 2021, as amended from time to time, and an agreement between the Corporation and the Participant dated as of_________________, the Corporation confirms the grant to the Participant of an option (the “Option”) to acquire ________ Common Shares (the “Shares”) of the Corporation at an exercise price of [C$/US$]_________ per Share.

Subject to Sections 10, 11 and 15 of the Plan, the Option shall be exercisable until not more than ____ years after date of grant and, of the Shares subject to the Option:

(a) ________ Shares may be purchased at any time during the term of the Option

(b) an additional _____________ Shares may be purchased at any time during the term of the Option on or after ____________, ________

(c) an additional _____________ Shares may be purchased at any time during the term of the Option on or after ____________, ________

(d) an additional _____________ Shares may be purchased at any time during the term of the Option on or after ____________, ________; and

(e) an additional _____________ Shares may be purchased at any time during the term of the Option on or after ____________, ________

The granting and exercise of this Option are subject to the terms and conditions of the Plan.

DATED this ________ day of____________ ________

TRICON RESIDENTIAL INC.

Per:
Name:
Title:

SCHEDULE 3

ELECTION

TO:        TRICON RESIDENTIAL INC.

Pursuant to the Fourth Amended and Restated Stock Option Plan (the “Plan”) adopted by Tricon Residential Inc. (the “Corporation”) on December 7, 2021, as amended from time to time, the undersigned elects to purchase _____________ Common Shares (the “Shares”) of the Corporation which are subject to an Option granted on _____________, _________, and encloses a cheque payable to the Corporation in the aggregate amount of [C$/US$]_________, being [C$/US$]________ per Share.

☐ Cash Exercise

The undersigned requests that the Shares be issued in his, her or its name as follows in accordance with the terms of the Plan:

(Print Name as Name is to Appear on Share Certificate)

☐	Election for Surrender of Options

In accordance with the elective provisions of the Plan, the undersigned hereby elects to surrender his or her option in consideration for the Option Value as contemplated under the Plan, attributed to _____ Shares of the Company which are subject to an Option granted on ________, 20__. The undersigned hereby elects to receive the Option Value in the form of:

☐	Shares,

☐	subject to the Corporation’s approval, cash.

The undersigned acknowledges that he or she has not been induced to purchase the Shares or elect to exercise or surrender Options by expectation of employment or continued employment with the Corporation or any Subsidiary of the Corporation. Capitalized terms used and not otherwise defined herein have the meanings ascribed to those terms in the Plan.

DATED this ________ day of ___________,20____

Witness